EXHIBIT 10.2

FIRST AMENDMENT TO THE

MOLYCORP, INC.
SEVERANCE PAY PLAN FOR MANAGEMENT EMPLOYEES

(Effective as of March 7, 2013)

This First Amendment to the Molycorp, Inc. Severance Pay Plan for Management Employees (the “Severance Plan”), adopted by Molycorp, Inc., a Delaware corporation (the “Company”) on this 7th day of March, 2013, is hereby effective as of March 7, 2013 (the “Amendment Effective Date”).

WHEREAS, the Company adopted the Severance Plan effective as of December 7, 2011; and

WHEREAS, Section 7.1 of the Severance Plan specifically provides the Company with the authority to change, modify or amend the Severance Plan generally in its discretion; and

WHEREAS, the Company has determined that the Severance Plan should be amended effective as of the Amendment Effective Date.

NOW THEREFORE, the Severance Plan is amended effective as of the Amendment
Effective Date as follows:

1. Section 3.12 of the Severance Plan is hereby deleted in its entirety and replaced by the following:

Section 3.12. “Participant” means an Employee who is in salary grade 13 or higher, other than an Employee who is a party to an employment, severance or other similar agreement with the Company or a Subsidiary (an “Other Severance Arrangement”). For purposes of this Plan, an Other Severance Arrangement shall not include an agreement or arrangement that the Plan Administrator determines is a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may contain provisions operative on a termination of the Participant’s employment. If an Employee was a party to an Other Severance Arrangement and the term of that Other Severance Arrangement has expired with no severance or other similar payments having accrued or being due or owing to the Employee, such Employee shall become a Participant in this Plan effective immediately following the termination of such Other Severance Arrangement. Furthermore, a Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when the Participant ceases to be an Employee, unless such Participant is then entitled to Severance Payments or Change of Control Severance Payments as provided in Article IV hereof.

2. Section 3.19 of the Severance Plan is hereby deleted in its entirety and replaced by the following:

Section 3.19. “Year of Continuous Service” means the number of full years (measured by twelve (12) consecutive calendar months) in which the Participant was most recently employed by an Employer on a full-time salaried basis and without a break in service. Notwithstanding any provision of the Plan to the contrary, Years of Continuous service. Notwithstanding any provision of the Plan to the contrary, Years of Continuous

Service shall also include periods of employment working on a full-time basis at or providing services on a full-time basis for: (1) the Mountain Pass Mine while the Mountain Pass Mine was owned by Unocal Corporation, Chevron Corporation or Chevron Mining, Inc.; (2) Neo Material Technologies Inc., its subsidiaries and their predecessors; (3) Molycorp Silmet AS; (4) Molycorp Metals and Alloys, Inc.; and (5) any other entity that is acquired by the Company or a Subsidiary, if the applicable acquisition document provides for service credit for purposes of calculating benefits hereunder.

3. The first sentence of Section 4.1(b)(ii) of the Severance Plan is hereby deleted in its entirety and replaced by the following:

(ii) Subject to Sections 4.3, 4.4, 4.6 and 9.6, the Participant shall be entitled to receive continued payment of his or her Weekly Base Pay, on the same schedule and in the same amount per payment as the Participant was paid his or her Weekly Base Pay prior to such termination, until the Participant shall have received an amount equal to two (2) times the Participant’s Weekly Base Pay times the Participant’s Years of Continuous Service (such continued payments referred to herein as the "Severance Payment"); provided, however, that any amounts due during the 60-day period following the Termination Date shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period; and provided, further, that the Severance Payment shall not exceed fifty-two (52) times the Participant’s Weekly Base Pay and shall not be less than thirteen (13) times the Participant’s Weekly Base Pay (such period of continued payments referred to herein as the “Severance Period”).

4. Section 4.1(b)(iii) of the Severance Plan is hereby deleted in its entirety and replaced by the following:

(iii) Notwithstanding (i) or (ii) above, if an Employee, who is not otherwise excluded as a Participant in the Plan pursuant to Section 3.12, becomes entitled to the Severance Payments under Section 4.1(b) of this Plan as a Participant and severance or similar benefits under any Other Severance Arrangement, the Participant shall be entitled to severance or similar benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but shall not be entitled to benefits under both this Plan and the Other Severance Arrangement.

5. The following shall be inserted in the Severance Plan as new Section 4.6:

Section 4.6. Continued Availability and Cooperation. A Participant will reasonably cooperate with the Company and with the Company’s counsel in connection with any present or future actual or threatened litigation, dispute or administrative proceeding or investigation involving the Company or any of its subsidiaries or affiliates that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Participant’s employment by, or service with, the Company or any subsidiary or affiliate thereof. Cooperation will include, but not be limited to: (a) being reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony; (b) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor, as and to the extent that the Company’s counsel reasonably requests; (c) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and (d) reasonably cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding. The Company will reimburse the Participant for reasonable travel, lodging and telephone expenses incurred in connection with any such cooperation, consultation and advice rendered under this Plan after the Participant’s termination of employment or service, provided that the Participant will not be entitled to any separate compensation for any matter referred to in this Section 4.6. In addition, in consideration for receipt of the Severance Payment, the Participant reasonably will co- operate with the Company to provide transition services during the Severance Period.

MOLYCORP, INC.
SEVERANCE PAY PLAN FOR MANAGEMENT EMPLOYEES
(Effective as of December 7, 2011)

ARTICLE I - INTRODUCTION
Molycorp, Inc. hereby adopts the Molycorp, Inc. Severance Pay Plan for Management Employees, effective as of December 7, 2011 (the “Effective Date”). The Plan is designed to provide severance protection to certain Employees of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of operations.
ARTICLE II - ESTABLISHMENT OF THE PLAN
Section 2.1.    Applicability of Plan. The benefits provided by this Plan shall be available to all Participants on or after the Effective Date.
Section 2.2.    Previous Severance Pay Plans. This Plan supersedes and completely replaces any and all previous plans established by the Company or a Subsidiary to provide severance benefits to any Participant of this Plan upon a termination of employment with the Company or a Subsidiary.
ARTICLE III - DEFINITIONS
Section 3.1.    “Base Pay” of a Participant means the Participant’s annual base salary in effect at the Termination Date, including amounts of base salary that the Participant has elected to defer under Sections 401(k), 125 or 129 of the Code or under the Company’s Amended and Restated Management Incentive Compensation Plan, effective December 20, 2010, as the same may be amended or restated from time to time.
Section 3.2.     “Board” means the Board of Directors of the Company.
Section 3.3.    “Cause” means the termination by the Company or any Subsidiary of the Participant’s employment with the Company or any Subsidiary as a result of (i) the commission by the Participant of a felony or a fraud, (ii) gross negligence or gross misconduct by the Participant with respect to the Company or any Subsidiary or affiliate of the Company, (iii) the Participant’s failure to follow the directions of the Board or Chief Executive Officer of the Company, which failure is not cured within three (3) days after written notice thereof to the Participant, (iv) the Participant’s violation of any non-competition, non-solicitation or non-disclosure agreement with the Company or any Subsidiary, (v) the Participant’s breach of a material employment policy of the Company or any Subsidiary, which breach is not cured within three (3) days after written notice thereof to the Participant, or (vi) any other breach by the Participant of any agreement with the

Company or any Subsidiary that is material and is not cured within thirty (30) days after written notice thereof to the Participant.
Section 3.4.     “Change of Control” means the occurrence of any of the following events:
(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (b) below), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities exceeds fifty percent (50%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than fifty percent (50%) of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than or equal to fifty percent (50%) of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;
(b)    individuals who, as of September 30, 2010, constituted the Board (the “Incumbent Board” as modified by this subsection (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 30, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (i) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    approval of the stockholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.
Section 3.5.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
Section 3.6.    “Company” means Molycorp, Inc., a Delaware corporation, and any successor thereto as provided in Article VI hereof.
Section 3.7.     “Employee” means any person who is currently employed by the Company or any Subsidiary.
Section 3.8.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
Section 3.9.    “Employer” means the Company, or any Subsidiary which employs a Participant.
Section 3.10.    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

Section 3.11.    “Good Reason” means the Participant’s termination of his or her employment as a result of (i) any material diminution in the Participant’s authority, duties or responsibilities or (ii) a relocation of the Participant’s principal office to a location that is in excess of fifty (50) miles from its location as of the date he or she becomes a Participant hereunder. Notwithstanding the foregoing, no termination of employment by the Participant shall constitute a termination for “Good Reason” unless (A) the Participant gives the Company or any Subsidiary employing the Participant notice of the existence of an event described in clause (i) or (ii) above within sixty (60) days following the occurrence thereof, (B) the Company or any Subsidiary employing the Participant does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) the Participant terminates employment within five (5) days of the end of the cure period specified in clause (B), above.
Section 3.12.     “Participant” means an Employee who is in salary grade 13 or higher, other than an Employee who is a party to, or who enters into, an employment, severance or other similar agreement with the Company or a Subsidiary (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may contain provisions operative on a termination of the Participant’s employment). A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when the Participant ceases to be an Employee, unless such Participant is then entitled to Severance Payments or Change of Control Severance Payments as provided in Article IV hereof.
Section 3.13.     “Plan” means this Molycorp, Inc. Severance Pay Plan for Management Employees, as it may be amended or restated from time to time.
Section 3.14.    “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company.
Section 3.15.    “Specified Employee” means an Employee who is determined to be a “specified employee” pursuant to procedures adopted by the Company in compliance with the 409A Guidance.
Section 3.16.    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
Section 3.17.    “Termination Date” means the date on which the Participant’s employment terminates.
Section 3.18.    “Weekly Base Pay” means the Participant’s Base Pay divided by 52.

Section 3.19.    “Year of Continuous Service” means the number of full years (measured by twelve (12) consecutive calendar months) in which the Participant was most recently employed by an Employer on a full-time salaried basis and without a break in service. Notwithstanding any provision of the Plan to the contrary, Years of Continuous Service shall also include (1) periods of employment working at or providing services for the Mountain Pass Mine while the Mountain Pass Mine was owned by Unocal Corporation, Chevron Corporation or Chevron Mining, Inc., and (2) periods of employment with any entity that is acquired by the Company or a Subsidiary, if the acquisition document provides for service credit for purposes of calculating benefits hereunder.
Section 3.20.    “409A Guidance” means Section 409A of the Code, including proposed, temporary or final regulations or any other formal guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.
ARTICLE IV - SEVERANCE PAYMENTS
Section 4.1.    Right to Severance Payments.
(a)    A Participant shall be entitled to receive from the Company the payments provided in Section 4.1(b) (collectively, the “Severance Payments”) upon the termination of the Participant’s employment by an Employer without Cause or by the Employee for Good Reason, if such termination does not occur within the two-year period following a Change of Control.
(b)    The amount of the Severance Payments under this Section 4.1(b) shall be as set forth below.
(i)    The Participant shall be entitled to (A) any Base Pay which has accrued but is unpaid and any reimbursable expenses which have been incurred but are unpaid, as of the Termination Date, (B) payment for accrued vacation, as provided in the applicable plan or policy of the Company or another Employer as in effect on the Termination Date, (C) payments or benefits payable pursuant to the terms of any annual or long-term incentive plan of the Company or another Employer in accordance with the terms thereof, (D) any other plan benefits which by their terms extend beyond termination of the Participant’s employment (but only to the extent provided in any such benefit plan in which the Participant has participated as an employee of an Employer and excluding, except as hereinafter provided in this Section 4.1, any severance pay program or policy of the Company or another Employer) and (E) any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (“COBRA”). The amounts provided pursuant to clauses (A), (B) and (C) of this Section 4.1(b)(i) shall be paid as soon as practicable following the Termination Date, but in no event later than thirty (30) days following the Termination Date, and the benefits provided pursuant to clauses (D) and (E) of this Section 4.1(b)(i) shall be provided as set forth in the applicable plan.

(ii)    Subject to Sections 4.3, 4.4 and 9.6, the Participant shall be entitled to receive continued payment of his or her Weekly Base Pay, on the same schedule and in the same amount per payment as the Participant was paid his or her Weekly Base Pay prior to such termination, until the Participant shall have received an amount equal to two (2) times the Participant’s Weekly Base Pay times the Participant’s Years of Continuous Service; provided, however, that any amounts due during the 60-day period following the Termination Date shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period; and provided, further, that the amount of such cash payments shall not exceed fifty-two (52) times the Participant’s Weekly Base Pay and shall not be less than twenty-six (26) times the Participant’s Weekly Base Pay (such period of continued payments referred to herein as the “Severance Period”). In addition, if the Participant elects continuation coverage under the Company’s group health or dental plans pursuant to COBRA, the Company shall reimburse the Participant for the premium amount that the Participant is required to pay for COBRA coverage for months that begin before the earlier of (x) the Participant’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the last day of the Severance Period. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from the Participant of the Participant’s payment of the COBRA premium, which evidence shall be provided by the Participant within thirty (30) days of the Participant’s payment of such COBRA premium; provided, however, that any amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.
(iii)    Notwithstanding (i) or (ii) above, if the Participant is entitled to the Severance Payments under Section 4.1(b) of this Plan and any other employment, retention, severance or similar agreement with the Company or any Subsidiary to which the Participant is a party or any severance pay, plan, program, or arrangement of the Company or any Subsidiary in which the Participant is a participant (an “Other Severance Arrangement”), the Participant shall be entitled to severance benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but shall not be entitled to benefits under both this Plan and the Other Severance Arrangement.
Section 4.2.    Right to Enhanced Severance Payments in Connection with a Change of Control.
(a)    A Participant shall be entitled to receive from the Company the payments provided in Section 4.2(b) (collectively, the “Change of Control Severance Payments”) upon the termination of the Participant’s employment by an Employer without Cause or by the Employee for Good Reason, if such termination occurs within the two-year period following a Change of Control.

(b)    The amount of the Change of Control Severance Payments under this Section 4.2(b) shall be as set forth below.
(i)    The Participant shall be entitled to (A) any Base Pay which has accrued but is unpaid and any reimbursable expenses which have been incurred but are unpaid, as of the Termination Date, (B) payment for accrued vacation, as provided in the applicable plan or policy of the Company or another Employer as in effect on the Termination Date, (C) payments or benefits payable pursuant to the terms of any annual or long-term incentive plan of the Company or another Employer in accordance with the terms thereof, (D) any other plan benefits which by their terms extend beyond termination of the Participant’s employment (but only to the extent provided in any such benefit plan in which the Participant has participated as an employee of an Employer and excluding, except as hereinafter provided in this Section 4.2, any severance pay program or policy of the Company or another Employer) and (E) any benefits to which the Participant is entitled under COBRA. The amounts provided pursuant to clauses (A), (B) and (C) of this Section 4.2(b)(i) shall be paid as soon as practicable following the Termination Date, but in no event later than thirty (30) days following the Termination Date, and the benefits provided pursuant to clauses (D) and (E) of this Section 4.2(b)(i) shall be provided as set forth in the applicable plan.
(ii)    Subject to Sections 4.3, 4.4 and 9.6, the Participant shall be entitled to receive continued payment of his or her Weekly Base Pay, on the same schedule and in the same amount per payment as the Participant was paid his or her Weekly Base Pay prior to such termination, until the Participant shall have received an amount equal to two (2) times the Participant’s Weekly Base Pay times the Participant’s Years of Continuous Service; provided, however, that any amounts due during the 60-day period following the Termination Date shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period; and provided, further, that the amount of such cash payments shall not exceed fifty-two (52) times the Participant’s Weekly Base Pay and shall not be less than thirty-nine (39) times the Participant’s Weekly Base Pay (such period of continued payments referred to herein as the “Enhanced Severance Period”). In addition, if the Participant elects continuation coverage under the Company’s group health or dental plans pursuant to COBRA, the Company shall reimburse the Participant for the premium amount that the Participant is required to pay for COBRA coverage for months that begin before the earlier of (x) the Participant’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the last day of the Enhanced Severance Period. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from the Participant of the Participant’s payment of the COBRA premium, which evidence shall be provided by the Participant within thirty (30) days of the Participant’s payment of such COBRA premium; provided, however, that any amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.
(iii)    Subject to Sections 4.3, 4.4 and 9.6, the Participant shall be entitled to a lump sum cash payment on the first payroll date following the sixtieth (60th) day following the Participant’s Termination Date equal to the Participant’s target award under the Company’s annual incentive plan for the fiscal year of the Participant’s termination, multiplied by a fraction, the numerator of which is the number of days of the current fiscal year during which the Participant was employed by an Employer, and the denominator of which is 365.
(iv)    Notwithstanding (i) through (iii) above, if the Participant is entitled to the Change of Control Severance Payments under Section 4.2(b) of this Plan and under an Other Severance Agreement, the Participant shall be entitled to severance benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but shall not be entitled to benefits under both this Plan and the Other Severance Arrangement.
Section 4.3.    Release. Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payments or Change of Control Severance Payments hereunder (except under Section 4.1(b)(i) or 4.2(b)(i), as applicable) unless the Participant on or before the sixtieth (60th) day following the Participant’s Termination Date (i) signs and executes a release (the “Release”) within the number of days that the Company determines is required under applicable law, but in no event more than forty-five (45) days after the Company delivers the Release to the Participant and (ii) does not revoke the Release within the time period specified therein. The Release shall be a written document, in a form prescribed by the Company, intended to create a binding agreement by a Participant to release any claim that the Participant has or may have against the Company and certain related entities and individuals, that arise on or before the date on which the Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act. The Release will also include restrictive covenants applicable to the Participant, including, but not limited to, restrictive covenants regarding the Participant’s post-employment competition with the Company, solicitation of Company employees and maintenance of the confidentiality of Company information. Any Participant who otherwise qualifies for the Severance Payments or the Change of Control Severance Payments but who fails or refuses to execute and tender such Release, or who revokes such Release, shall not be entitled to receive the Severance Payments or the Change of Control Severance Payments, as applicable. The Company shall deliver to a terminated Participant a copy of the Company’s form of Release within seven (7) business days of the Participant’s Termination Date.
Section 4.4.    Breach. The Company’s payment obligations under Section 4.1 or Section 4.2 shall cease in the event the Participant breaches any of the covenants contained in the Participant’s Release.
Section 4.5.    No Mitigation Obligation. The Participant shall not be required to mitigate damages or the amount of the Participant’s Severance Payments or the Participant’s Change of

Control Severance Payments by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of the Participant’s employment by an Employer.
ARTICLE V - OTHER RIGHTS AND BENEFITS NOT AFFECTED
Section 5.1.    Other Benefits. Neither the provisions of this Plan nor the Severance Payments or the Change of Control Severance Payments provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, investment, stock option, stock bonus, stock purchase or employment agreement, plan (other than this Plan), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided under such Other Plans.
Section 5.2.    Certain Limitations. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Employer’s policies regarding termination of employment.
ARTICLE VI - SUCCESSORS
Section 6.1.    Company’s Successor. The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided, that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law. As used in this Section 6.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.
Section 6.2.    Participant’s Successor.
(a)    This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
(b)    The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Article VI. Without limiting the generality of the foregoing, a Participant’s right to receive the Severance Payments or the Change of Control Severance Payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Participant’s will or by the laws of descent and distribution.

ARTICLE VII - AMENDMENT AND TERMINATION
Section 7.1.    General. The Company reserves the right at any time and without prior or other approval of any employee or former employee of the Company, to change, modify or amend the Plan or any particular or particulars whatsoever, provided, however, that no such amendment, modification or change shall adversely affect any Severance Payments or Change of Control Severance Payments under the Plan previously paid or provided to a Participant or that became payable prior to the date of such amendment, modification or change. The Company reserves the right to discontinue or terminate the Plan at any time in whole or in part without prior or other approval of any employee or former employee of the Company; provided, however, no discontinuance or termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any Severance Payments or Change of Control Severance Payments that became payable prior to the date of such discontinuance or termination of the Plan.
Section 7.2.    Effect of Amendment or Termination. Subject to Section 7.1 above, (a) proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder and (b) proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action.
ARTICLE VIII - ADMINISTRATION OF PLAN
Section 8.1.    Administration.
(a)    The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of the Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 8.3 hereof.
(b)    The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.
(c)    To the extent applicable, it is intended that this Plan comply with the 409A Guidance, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Plan shall be administered in a manner consistent with this intent and the Plan Administrator shall not take any action that would violate the 409A Guidance. The Plan Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).
Section 8.2.    Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 8.3 hereof, be final and binding on all persons.
Section 8.3.    Claims Procedures.
(a)    All claims for Severance Payments or Change of Control Severance Payments under this Plan must be communicated in writing to the Plan Administrator within 180 days of the employment loss giving rise to the Severance Payments or the Change of Control Severance Payments, shall indicate the specific provisions of this Plan relied on and shall set forth in reasonable detail all relevant facts and circumstances to support a claim for the Severance Payments or the Change of Control Severance Payments, as applicable. A Participant’s failure to assert a claim for Severance Payments or Change of Control Severance Payments under this Plan within such 180-day period shall be deemed a waiver of such a claim.
(b)    The Plan Administrator shall determine the rights of any person to any benefit hereunder. Any person who believes that he or she has not received the benefit to which such person is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for the claim and the facts upon which such person relies in making such a claim.
(c)    The Plan Administrator will notify the claimant of its decision regarding the claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.
If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:
(i)    The specific reason(s) for the denial;
(ii)    A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)    A description of additional information or material necessary for the claimant to perfect the claim, if any, and an explanation of why such information or material is necessary; and
(iv)    An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.
If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.
Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on the claim. If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits. The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination. The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include
(i)    The specific reason(s) for the denial;
(ii)    A reference to the specific Plan provision(s) on which the denial is based;
(iii)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and
(iv)    A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.
The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

ARTICLE IX - MISCELLANEOUS

Section 9.1.    Withholding of Taxes. The Employer may withhold from any amounts payable under this Plan all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling. Notwithstanding any other provision of the Plan, the Employer shall not be obligated to guarantee any particular tax result for a Participant with respect to any payment provided to a Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.
Section 9.2.    Notices. For all purposes of this Plan, all communications, including without limitation, notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Plan Administrator with a copy to the Secretary of the Company), at its principal office and to any Participant at the Participant’s principal residence as shown in the relevant records of the Employer, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
Section 9.3.    Governing Law. This Plan shall be administered, construed and enforced according to the laws of the State of Delaware to the extent they are not preempted by ERISA.
Section 9.4.    Severability. If a provision of this Plan shall be held invalid, the invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the invalid provision had not been included.
Section 9.5.    Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Plan and shall not be considered in the interpretation of this Plan.
Section 9.6.    Section 409A of the Code.
(a)    Each payment or reimbursement and the provision of each benefit under this Plan shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan shall be administered in a manner consistent with this intent and the Plan Administrator shall not take any action that would violate the 409A Guidance. The Plan Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder). Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Notwithstanding anything to the contrary contained in this Plan, if any payment, reimbursement, or the provision of any benefit under this Plan that is paid or provided upon the Participant’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code would constitute a “deferral of compensation” under Section 409A of the Code and the Participant is a Specified Employee on the date of the Participant’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Participant (or the Participant’s beneficiary) will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh month following the date of the Participant’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) the Participant’s death. In addition, if payment to the Participant of any amount pursuant to this Plan would constitute a “deferral of compensation” under Section 409A of the Code and if the Participant’s termination does not constitute a “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, then payment of such amount shall be made, to the extent necessary to comply with Section 409A of the Code and subject to the preceding sentence, to the Participant on the later of (i) the payment date identified in the applicable paragraph of Section 4 or (ii) on the earlier of (A) the Participant’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, (B) the Participant’s disability (within the meaning of Section 409A of the Code), (C) a change in control of the Company within the meaning of Section 409A of the Code or (D) the Participant’s death.